Exhibit 10.28

Enphase Energy, Inc.

Non-Employee Director Compensation Policy

Effective: Upon the effectiveness of the IPO

Each member of the Board of Directors (the “Board”) who is not also serving as an employee of Enphase Energy, Inc. (“Enphase”) or any of its subsidiaries (each such member, a “Director”) will receive the following compensation for his or her Board service following the closing of the initial public offering of Enphase’s common stock (the “IPO”):

Annual Cash Compensation

The annual cash compensation amount set forth below is payable in equal quarterly installments, payable in arrears on the last day of each fiscal quarter in which the service occurred. The meeting fees set forth below are payable on the last day of each fiscal quarter in which the service occurred. If a Director joins the Board or a committee at a time other than effective as of the first day of a fiscal quarter, each annual retainer set forth below will be pro-rated based on days served in the applicable fiscal year, with the pro-rated amount paid for the first fiscal quarter in which the Director provides the service, and regular full quarterly payments thereafter. All annual cash fees are vested upon payment; meeting fees are vested upon the date of the meeting.

1. Annual Board Service Retainer:

a.	All Directors: $35,000

2. Annual Committee Chair Retainer (assumes five (5) meetings for each committee each fiscal year):

a.	Chairman of the Audit Committee: $18,000

b.	Chairman of the Compensation Committee: $12,000

c.	Chairman of the Nominating & Corporate Governance Committee: $8,000

3. Annual Committee Member (non-Chair) Retainer (assumes five (5) meetings for each committee each fiscal year):

a.	Audit Committee: $8,000

b.	Compensation Committee: $6,000

c.	Nominating & Corporate Governance Committee: $3,000

4. Meeting Fees:

a.	Meeting fee for Committee Chair member:

•	$1,500 per regular meeting beyond five (5) meetings in a fiscal year

b.	Meeting fee for Committee Member (non-Chair):

•	$1,000 per regular meeting beyond five (5) meetings in a fiscal year

Equity Compensation

The equity compensation set forth below will be granted under the Enphase 2011 Equity Incentive Plan (the “Plan”), subject to the stockholders’ approval of the Plan. All stock options

1.

granted under this policy will be non-statutory stock options, with an exercise price per share equal to 100% of the Fair Market Value (as defined in the Plan) of the underlying Enphase common stock on the date of grant, and a term of ten (10) years from the date of grant (subject to earlier termination in connection with a termination of service as provided in the Plan).

1. Initial Grant: On the date of the Director’s initial election to the Board (or, if such date is not a market trading day, the first market trading day thereafter), the Director will be automatically, and without further action by the Board, granted a stock option for a number of shares with a target fair value of $120,000, rounded down for any partial share. Such option will vest in four (4) equal annual installments from the grant date, such that the option is fully vested on the fourth anniversary of the date of grant, subject to the Director’s Continuous Service (as defined in the Plan). A Director who, in the one year prior to his or her initial election to serve on the Board as a non-employee director, served as an employee of Enphase or one of its subsidiaries will not be eligible for an initial grant.

2. Annual Grant: On the date of each Enphase annual stockholder meeting held after the effective date of the IPO, each Director will be automatically, and without further action by the Board, granted a stock option for a number of shares with a target fair value equal to $75,000, rounded down for any partial share. Such option will vest in full on the first anniversary of the date of grant, subject to the Director’s Continuous Service (as defined in the Plan).

2.